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                                                                      EXHIBIT 12

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)

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
                                                                       Years Ended April 30,
                                             --------------------------------------------------------------------------
                                                 1994           1995            1996           1997           1998
                                             -------------  -------------  --------------  -------------  -------------
Fixed charges, as defined:
    Interest on long-term debt                    $ 7,384         $10,127        $11,758        $11,769         $12,300
    Amortization of debt issue costs                  422             474            476            368             383
                                                  -------         -------        -------        -------         -------

          Total fixed charges                     $ 7,806         $10,601        $12,234        $12,137         $12,683
                                                  =======         =======        =======        =======         =======

Earnings, as defined:
    Income (loss) before income taxes
      and extraordinary item                      $(2,353)        $ 2,022        $(3,091)       $(3,509)        $ 1,302

    Fixed charges (as shown above)                  7,806          10,601         12,234         12,137          12,683
                                                  -------         -------        -------        -------         -------

          Earnings available for fixed            $ 5,453         $12,623        $ 9,143        $ 8,628         $13,985
           charges                                =======         =======        =======        =======         =======

Ratio of earnings to fixed charges                   .70x           1.19x           .75x           .71x           1.10x
                                                  =======         =======        =======        =======         =======
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